Exhibit 99.1

Investor Contact:	Media Contact:
Norman C. Chambers	Aimée McCurtain
President & Chief Operating Officer	Corporate Marketing Communications Manager
(281) 897-7788	(281) 897-7754

NCI BUILDING SYSTEMS ANNOUNCES CHAIRMAN, CEO A. R. GINN TO STEP

DOWN FROM CEO POSITION AT END OF CALENDAR 2006

PRESIDENT, COO NORM CHAMBERS TO BECOME PRESIDENT, CEO

MOVES REFLECT COMPANY’S LONG-TERM SUCCESSION PLANNING PROCESS

HOUSTON (October 24, 2006) – NCI Building Systems, Inc. (NYSE: NCS) today announced that A. R. Ginn, the Company’s Chairman and Chief Executive Officer, will be stepping down from the CEO position at the end of calendar 2006 and that Norman C. Chambers, age 57, the Company’s President and Chief Operating Officer, will become NCI’s President and Chief Executive Officer. Mr. Ginn will continue as Chairman of NCI’s Board of Directors until the end of calendar 2007, at which time he will step down from the Board. Thereafter, Mr. Ginn, age 67, will continue to work with the Company under a 10-year consulting agreement, with a primary focus on NCI’s capital expenditure strategy, planning and evaluation. The Board of Directors intends to elect Mr. Chambers, who is also an NCI director, Chairman of the Board upon Mr. Ginn’s departure.

Mr. Ginn remarked, “Today’s announcement reflects an intensive succession planning process that NCI’s Board of Directors initiated in early 2004. I am delighted to say that the process has proven very successful, as it has enabled the Company to have a highly experienced executive of Norm Chambers’ caliber well prepared to transition to the responsibilities of the CEO at the end of this year. Norm’s hiring as President and COO in April 2004, following his election to the Board of Directors in June 2003, was one of the first actions the Board took after we initiated our succession planning process. His selection demonstrated the seriousness with which the Board viewed its responsibility to institute best-in-class corporate governance procedures while also preparing NCI for the future. I have worked beside Norm on nearly a daily basis since that time, and I have the utmost confidence the Board chose the best individual to be NCI’s next CEO and Chairman. Based on the extensive preparation Norm and I have undertaken, we expect the transition of responsibilities to be seamless.”

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Mr. Chambers said, “In his almost 50 years in the metal building and components industry, A. R. Ginn has developed an outstanding reputation as one of the industry’s most forward looking leaders, well known for his drive to transform NCI into the leading company in the industry. He has clearly succeeded in achieving this goal through his determination that NCI would serve its customers, its employees and its shareholders as well as possible. A.R. has served as Chairman of the Board since July 2000, and he assumed the CEO position at the end of fiscal 2003. Since A.R. became CEO, NCI’s earnings per diluted share have increased from $1.20 for fiscal 2003 to $3.08 for the trailing 12 months ended July 30, 2006. The Company’s stock price of $21.99 per share at the end of fiscal 2003 has also significantly increased, to $59.61 at the market’s close yesterday, with NCI’s market capitalization nearly tripling during this period, from $418 million at the end of fiscal 2003 to $1.21 billion based on yesterday’s closing stock price.

“A.R. has also been of tremendous help to me since my arrival as President and COO two and a half years ago. Throughout, he has been unstinting in the time and attention he has devoted to ensuring, first, my full integration into NCI’s management team and, second, my being completely prepared to assume the position of CEO. Speaking on behalf of everyone at NCI, we thank A.R. and are deeply appreciative for all his past and future contributions to this great Company.”

This release contains forward-looking statements concerning NCI’s business and operations and industry conditions, including among others industry trends, steel pricing, growth expectations and margin expansion. These statements and other statements identified by words such as “guidance,” “potential,” “expect,” “should” and similar expressions are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause NCI’s actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are the possibility that the anticipated benefits from the RCC acquisition cannot be fully realized; the possibility that costs or difficulties related to the integration of the RCC operations into the Company’s operations will be greater than expected; industry cyclicality and seasonality; fluctuations in demand and prices for steel; the financial condition of NCI’s raw material suppliers; competitive activity and pricing pressure; ability to execute NCI’s acquisition strategy; and general economic conditions affecting the construction industry. Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2005, identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI Building Systems, Inc. is North America’s largest integrated manufacturer of metal products for the nonresidential construction industry. The Company operates 44 manufacturing and distribution facilities in 17 states, as well as Mexico and Canada.

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